MOVIE GALLERY REPORTS TOTAL REVENUES AND SAME-STORE SALES
                     FOR THE THIRD QUARTER OF 2006

                      Filing of Form 10-Q Delayed


DOTHAN, Ala., November 14, 2006 - Movie Gallery, Inc. (Nasdaq: MOVI) today reported total revenues and same-store sales for the third quarter 2006.

* Same-store total revenues for the third quarter of 2006 remained relatively flat, declining 0.4% versus the comparable period last year. Same-store total revenues increased 3.0% at Movie Gallery branded stores and decreased 1.9% at Hollywood branded stores compared to the third quarter of 2005. Additional details are provided in the supplemental table accompanying this release.

* For the third quarter of 2006, Movie Gallery's total revenues were $583.0 million, an increase of 1.8% as compared to total revenues of $572.4 million in the third quarter of 2005.

* Gross profit totaled $363.2 million in the third quarter of 2006 versus $366.1 million in the comparable year-ago period.

"We are encouraged by the sequential quarterly improvement during 2006 that we have seen in our same-store sales across both brands as well as our continued progress on various cost savings efforts and our previously announced real estate initiatives," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "While our industry continues to face a number of near-term challenges, we are optimistic that the strong new release title slate and the launch of new game platforms will help drive even greater customer traffic through the fourth quarter of 2006 and into 2007."

The Company also announced today that it is postponing the reporting of its third quarter financial results and the filing of its quarterly report on Form 10-Q due to an accounting matter currently under review. Movie Gallery is working with its independent auditor to review its accounting treatment for end of term store lease obligations to ensure compliance with Statement of Financial Accounting Standards No. 143 (SFAS 143) Accounting for Asset Retirement Obligations. The Company has approximately 5,000 store leases with varying end-of-lease requirements that are in the process of being reviewed. As a result, Movie Gallery is not yet in a position to assess the impact, if any, of possible adjustments to its accounting for these obligations. The company intends to file its quarterly report on Form 10-Q and issue a press release announcing its complete third quarter financial results as soon as practicable.

Mr. Malugen added, "The Company is working diligently to evaluate the impact, if any, of SFAS 143 on our current and historical financial results and we look forward to providing a full update once this review is completed."

About Movie Gallery

Movie Gallery is the second largest North American video rental company with over 4,650 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of projected conditions in the home video rental industry that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to successfully restructure its real estate portfolio;
(iii) the Company is unable to comply with the financial or other covenants contained in its senior credit facility, or to obtain further amendments to its senior credit facility or alternative financing; (iv) the Company's operational improvement initiatives fail to generate anticipated cost reductions; (v) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (vi) the Company is unable to obtain sufficient product on favorable terms; (vii) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (viii) consumer demand for movies and games is less than expected; (ix) the availability of movies and games is less than expected;
(x) competitive pressures are greater than anticipated; (xi) movie studios negatively alter revenue sharing programs or (xii) the outcome of the Company's review of its accounting treatment for end of term store lease obligations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc.,
503-570-1950

Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127


                        - table follows -




                                    Movie Gallery, Inc.
                                 Supplemental Information


                      Thirteen Weeks   Thirteen Weeks   Thirteen Weeks
                          Ended            Ended             Ended
                      April 2, 2006     July 2, 2006    October 1, 2006


Total same-store
 revenues                 (6.5%)           (4.6%)            (0.4%)

Movie Gallery
 same-store revenues      (3.7%)            1.6%              3.0%


Hollywood same-store
 revenues                 (7.7%)           (7.3%)            (1.9%)



Total same-store
 rental revenues          (7.7%)           (5.3%)            (1.9%)

Movie Gallery
 same-store revenues      (5.6%)            1.1%              3.1%

Hollywood same-store
 revenues                 (8.8%)           (8.5%)            (4.6%)



Total same-store
 product sales            (0.8%)           (1.5%)             6.5%

Movie Gallery
 same-store sales         18.2%             6.1%              1.0%

Hollywood same-store
 sales                    (3.9%)           (2.9%)             7.5%